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                                                                     Exhibit 5.1

                        Wilson Sonsini Goodrich & Rosati
                               650 Page Mill Road
                            Palo Alto, CA 94304-1050

                               November 20, 2002

FAFCO, Inc.
435 Otterson Drive
Chico, CA  95928

        RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 20, 2002 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 500,000 shares of your Common Stock (the "Shares") reserved for issuance under the 2002 Stock Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan.

        It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the standard agreements that accompany any grant under the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendment thereto.

                                         Very truly yours,

                                         WILSON SONSINI GOODRICH & ROSATI
                                         Professional Corporation

                                         /s/ Wilson Sonsini Goodrich & Rosati